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                                                                      EXHIBIT 99




March 28, 2002





U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

         RE: Annual Report on Form 10K for the Year Ended December 31, 2001; Confirmation of Receipt of Assurances from Arthur Andersen LLP

Ladies and Gentlemen:

In a letter dated March, 28, 2002, our independent public accounts, Arthur Andersen LLP ("Andersen"), represented to us that their audit of the consolidated financial statement of Manpower Inc. and subsidiaries as of December 31, 2001 and for the year then ended was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that their engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.



Manpower Inc.




By: /s/ Michael J. Van Handel
    -------------------------------------------------------
    Michael J. Van Handel
    Senior Vice President, Chief Financial Officer
    and Secretary